UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 13, 2007

FORGENT NETWORKS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

108 Wild Basin Road
Austin, Texas 78746
(Address of principal executive offices and zip code)

(512) 437-2700

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b)).

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Section 8 — Other Events

Item 8.01               Other Events.

In July 2005, Forgent Networks, Inc. (the “Registrant”) initiated litigation against 15 companies for infringement of U.S. Patent No. 6,285,746 (the “ ‘746 patent”) in the United States District Court for the Eastern District of Texas (the “ ‘746 Litigation”), seeking injunctive relief against sales of infringing products and monetary damages, among other relief sought.  The ‘746 Litigation is described in Note 9 to the Consolidated Financial Statements and Part II, Item 1 of the Registrant’s Form 10-Q for the quarter ended January 31, 2007 and in the Registrant’s Form 8-K dated April 26, 2007.

Effective May 13, 2007, the Registrant has reached an agreement in principle to settle the ‘746 Litigation with respect to one of the remaining defendants: DIRECTV, Inc. (“DIRECTV”).  Pursuant to such agreement in principle, the Registrant and DIRECTV have agreed to work in good faith to reach a final definitive settlement agreement.  The terms of a final definitive settlement agreement, which have been agreed to in principle, include the Registrant’s agreement to grant DIRECTV a patent license, DIRECTV’s agreement to pay the Registrant $8.0 million, and the parties’ agreement to release all claims against each other.

The Registrant continues to pursue the ‘746 Litigation against the two remaining defendants: EchoStar Technologies Corporation and Echosphere L.L.C., both of which are subsidiaries of EchoStar Communications Corporation. The Registrant also continues to monitor the progress of the United States Patent and Trademark Office’s re-examination of the ‘746 Patent. The Registrant will vigorously defend the validity of its ‘746 Patent, as well as pursue any entities that violated its ‘746 Patent. Resolution of some or all of these matters could materially affect the Registrant’s business, future results of operations, financial position or cash flows in a particular period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORGENT NETWORKS, INC.

Date: May 18, 2007	By:	/s/ Jay C. Peterson
Jay C. Peterson
Chief Financial Officer